Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Company shall be Nomura Horudingusu Kabushiki Kaisha and shall be expressed in English, Nomura Holdings, Inc.

Article 2. (Purpose)

1. The purpose of the Company shall be, by means of holding shares, to control and manage the business activities of domestic companies which engage in the following businesses and the business activities of foreign companies which engage in the businesses equivalent to the following businesses:

(1) Securities business prescribed in the Securities and Exchange Law;

(2) Business of investment trust management prescribed in the Law Concerning Investment Trusts and Investment Corporations, and investment advisory business and businesses of discretionary investment agreements prescribed in the Law Concerning Regulation, etc. of Investment Advisory Business Relating to Securities;

(3) Banking business prescribed in the Banking Law and trust business prescribed in the Trust Business Law; and

(4) Any other financial services and any business incidental or related to such financial services.

2. The Company may conduct any other business incidental to businesses described in paragraph 1 of this Article.

Article 3. (Location of Head Office)

The Company shall have its head office at Chuo-ku, Tokyo.

Article 4. (Method of Giving Public Notices)

Public notices of the Company shall be given by publication in the Nihon Keizai Shimbun.

Article 5. (Committee System)

The Company shall apply the special provisions regarding the committee system prescribed in Chapter 2, Section 4 of the “Law for Special Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki-Kaisha (Law No. 22, 1974)” (“Special Law”).

CHAPTER II

SHARES

Article 6. (Authorized Number of Shares)

The authorized number of shares shall be 6,000,000,000. In the case of retirement of shares, however, the number of retired shares shall be subtracted from the authorized number of shares.

Article 7. (Acquisition by the Company of its Shares)

The Company may purchase its own shares with a resolution of the board of directors pursuant to the provision of Article 211-3, paragraph 1, item 2 of the Commercial Code.

Article 8. (Number of Shares Constituting One Unit)

1. The number of shares constituting one unit of shares of the Company shall be one thousand (1,000).

2. The Company shall not issue share certificates representing shares which do not constitute a full unit of shares (“less-than-a-full-unit shares”).

Article 9. (Request for Purchasing Less-Than-A-Full-Unit Shares)

Any shareholder of the Company (including any beneficial owner of shares of the Company; the same applies hereinafter) with less-than-a-full-unit shares may request the Company to the effect that the Company sells shares which will become a full unit of shares, together with the less-than-a-full-unit shares owned by the shareholder, except the cases where the Company does not own the number of shares to be sold under such request.

Article 10. (Transfer Agent)

1. The Company shall have a transfer agent with respect to the shares issued by the Company.

2. The transfer agent and its handling place of business shall be appointed and designated by a resolution of the board of directors, and public notice thereof shall be given.

3. The register of shareholders of the Company (including the register of beneficial owners of shares of the Company; the same applies hereinafter) and the register of loss of share certificates of the Company shall be kept at the handling place of business of the transfer agent and the registration of transfer of title to shares, purchase of less-than-a-full-unit shares, registration of loss of share certificates, treatment of requests for purchasing less-than-a-full-unit shares by the Company and other business relating to shares shall be handled by the transfer agent and not by the Company.

Article 11. (Share Handling Regulations)

The denominations of share certificates, registration of transfer of title to shares, purchase of less-than-a-full-unit shares, registration of loss of share certificates, treatment of requests for purchasing less-than-a-full-unit shares by the Company and any other handling business relating to shares of the Company shall, except as provided in these “ARTICLES OF INCORPORATION”, be governed by the “Share Handling Regulations” to be established by the board of directors or executive officers under authorities delegated by resolutions of the board of directors.

Article 12. (Record Date)

l. The Company shall deem the shareholders of the Company whose names appear (or are recorded by an electronic method; the same applies hereinafter) as such on the register of shareholders at the closing thereof on March 31 of each year shareholders of the Company entitled to exercise their rights at an ordinary general meeting of shareholders for the fiscal year.

2. In addition to the preceding paragraph, if necessary, the Company may deem the shareholders of the Company or registered pledgees whose names appear as such on the register of shareholders at the specific date and time determined by a resolution of the board of directors and notified publicly in advance shareholders or registered pledgees entitled to exercise their rights.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 13. (Convocation)

l. An ordinary general meeting of shareholders shall be convened within three (3) months from April 1 each year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

2. A general meeting of shareholders shall, unless otherwise provided by laws or ordinances, be convened by President & Chief Executive Officer in accordance with a resolution of the board of directors; provided, however, that when President & Chief Executive Officer is unable so to act, one of the other representative executive officers shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

Article 14. (Voting by Proxy)

A shareholder may exercise his voting right through a proxy who is a shareholder of the Company having a voting right.

Article 15. (Chairman of Meetings)

President & Chief Executive Officer shall act as chairman of a general meeting of shareholders; provided, however, that when President & Chief Executive Officer is unable so to act, one of the other representative executive officers shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

Article 16. (Resolutions)

1. Resolutions of a general meeting of shareholders shall, unless otherwise provided by laws or ordinances, be adopted by a majority of the votes of the shareholders present thereat.

2. Any resolution under Article 343, paragraph 1 of the Commercial Code shall be adopted at such meeting at which shareholders holding not less than one-third (1/3) of the voting rights owned by all shareholders of the Company shall be present, by a majority of not less than two-thirds (2/3) of the voting rights of the shareholders so present.

Article 17. (Minutes of Meetings)

The substance of proceedings of a general meeting of shareholders and results thereof shall be recorded in minutes of the meeting, and the chairman, directors and executive officers present shall affix their names and seals thereto (including their electronic signatures; the same applies hereinafter).

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

Article 18. (Number of Directors and Election)

1. The Company shall have not more than twenty (20) directors, who shall be elected at a general meeting of shareholders.

2. The resolution for the election referred to in the preceding paragraph shall require the presence of shareholders holding not less than one-third (1/3) of the voting rights out of the total number of the voting rights owned by all the shareholders of the Company.

3. No cumulative voting shall be used for the election of directors.

4. One (1) Chairman of the Board of Directors shall be elected from among the directors.

Article 19. (Term of Office)

The term of office of directors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last closing of accounts within one (1) year after their assumption of office. However, the term of office of any director elected to fill a vacancy shall expire when the term of office of his predecessor would have expired.

Article 20. (Convocation)

1. A meeting of the board of directors shall, unless otherwise provided by laws or ordinances, be convened by the director designated by the board of directors.

2. A notice of convocation referred to in the preceding paragraph shall be given to each director at least two (2) days prior to the date set for the meeting.

Article 21. (Chairman of Meetings)

The director designated by the board of directors shall act as chairman of a meeting of the board of directors.

Article 22. (Resolutions)

Resolutions of the board of directors shall be adopted by an affirmative vote of a majority of the directors present which directors present shall constitute a majority of all directors then in office.

Article 23. (Minutes of Meetings)

The substance of proceedings of a meeting of the board of directors and the results thereof shall be recorded in minutes of the meeting, and the directors present shall affix their names and seals thereto.

Article 24. (Limitation of Liabilities of Directors)

1. The Company may release the liabilities of directors (including former directors) for the acts prescribed in Article 21-17, paragraph 1 of the Special Law to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 266, paragraph 12 of the Commercial Code applied mutatis mutandis in Article 21-17, paragraph 4 of the Special Law.

2. The Company may execute with outside directors (meaning “outside directors” defined in Article 188, paragraph 2, item 7-2 of the Commercial Code) an agreement that will limit their liabilities for damages due to the acts prescribed in Article 21-17, paragraph 1 of the Special Law pursuant to the provision of Article 266, paragraph 19 of the Commercial Code applied mutatis mutandis in Article 21-17, paragraph 5 of the Special Law. However, the maximum amount of damages under the agreement shall be the higher of either the amount previously determined which shall not be less than 20 million yen or the amount provided by laws or ordinances.

CHAPTER V

NOMINATION COMMITTEE, AUDIT COMMITTEE AND COMPENSATION COMMITTEE

Article 25. (Maintenance of Committees)

1. The Company shall maintain a Nomination Committee, an Audit Committee and a Compensation Committee.

2. The board of directors shall determine the directors to constitute each of the committees.

3. The board of directors shall determine the chairman of each of the committees.

Article 26. (Authorities of Committees)

1. The Nomination Committee shall have authorities to determine the particulars of a proposal concerning the election and dismissal of directors to be submitted to a general meeting of shareholders.

2. In addition to the followings, the Audit Committee shall have authorities to do matters prescribed in laws or ordinances.

(1)	Audit of execution of functions by the directors and executive officers

(2)	Determination of the particulars of proposals concerning the election and dismissal of the independent auditor and the non-reelection of the independent auditor to be submitted to a general meeting of shareholders

3. The Compensation Committee shall have authorities to determine the policy with respect to the determination of the particulars of the compensation for each director and executive officer, and the particulars of the compensation for each director and executive officer.

Article 27. (Minutes of Meetings)

The substance of proceedings of a meeting of each of the committees and results thereof shall be recorded in minutes of the meeting, and the directors present shall affix their names and seals thereto.

Article 28. (Matters concerning Committees)

Necessary matters concerning each of the committees shall, in addition as provided by laws or ordinances or by these “ARTICLES OF INCORPORATION”, be determined by the board of directors.

CHAPTER VI

EXECUTIVE OFFICERS

Article 29. (Executive Officers and Execution of Business)

1. The Company shall have not more than forty-five (45) executive officers, who shall be elected by the board of directors.

2. The executive officers shall have authorities to determine the matters delegated by resolutions of the board of directors and execute the business of the Company.

Article 30. (Term of Office)

The term of office of executive officers shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last closing of accounts within one (1) year after their assumption of office.

Article 31. (Representative Executive Officers and Executive Officers with Special Titles)

1. The Company shall, by a resolution of the board of directors, appoint representative executive officers.

2. The Company may, by a resolution of the board of directors, appoint one (1) President & Chief Executive Officer, one (1) or more Deputy Presidents, Executive Vice Presidents and Executive Managing Directors.

Article 32. (Limitation of Liabilities of Executive Officers)

The Company may release the liabilities of executive officers (including former executive officers) for the acts prescribed in Article 21-17, paragraph 1 of the Special Law to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 266, paragraph 12 of the Commercial Code applied mutatis mutandis in Article 21-17, paragraph 6 of the Special Law.

Article 33. (Matters concerning Executive Officers)

Necessary matters concerning executive officers shall, in addition as provided by laws or ordinances or by these “ARTICLES OF INCORPORATION”, be determined by the board of directors.

CHAPTER VII

ACCOUNTS

Article 34. (Fiscal Year)

The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year, and the accounts of the Company shall be closed on the last day of each fiscal year.

Article 35. (Dividends and Interim Dividends)

1. Dividends to shareholders shall be paid to the shareholders or registered pledgees whose names appear as such on the register of shareholders of the Company at the closing thereof on March 31 of each year.

2. The Company may, by a resolution of the board of directors, pay interim dividends to the shareholders or registered pledgees whose names appear as such on the register of shareholders of the Company at the closing thereof on September 30 of each year.

3. The Company shall be relieved from the obligation of paying dividends and interim dividends to shareholders if such dividends remain unreceived for three (3) years after the date of the commencement of payment thereof.

HISTORY

1. The date on which these ARTICLES OF INCORPORATION were first drawn up:

November 27, 1925

2. Dates of amendments

October 20, 1948	November 21, 1968
November 30, 1948	November 22, 1972
January 15, 1949	November 22, 1973
May 26, 1949	November 20, 1975
December 17, 1976
November 26, 1949
January 27, 1950	December 14, 1978
March 29, 1950	December 18, 1981
November 28, 1950	December 17, 1982
November 27, 1951	December 22, 1983
November 29, 1952	December 20, 1984
May 26, 1953	December 20, 1985
November 24, 1953	December 19, 1986
May 7, 1954	December 18, 1987
November 26, 1954	December 16, 1988
November 25, 1955	June 28, 1990
April 27, 1956	June 27, 1991
November 20, 1956	June 29, 1993
November 25, 1957	June 29, 1994
November 25, 1958	June 27, 1996
June 1, 1959	June 27, 1997
November 26, 1959	June 29, 1999
November 25, 1960	June 29, 2000
November 24, 1961	October 1, 2001
November 24, 1962	June 26, 2002
November 25, 1963	June 26, 2003
November 24, 1966	June 25, 2004
November 25, 1967